Exhibit 4.7
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

NCR Corporation has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Common Stock.

General

Our authorized capital stock consists of 500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 2,265,389 shares are classified and designated as Series A Convertible Preferred Stock, liquidation preference $1,000 per share (the ‘Series A Preferred Stock”). The rights of our Preferred Stock may be set by our Board of Directors from time to time. As of February 12, 2021, 130,068,495 shares of Common Stock were issued and outstanding (and no shares of Common Stock subject to forfeiture conditions were issued and outstanding) and 275,867 shares of Preferred Stock, consisting entirely of Series A Preferred Stock, were issued and outstanding.

Our Common Stock is traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “NCR”. The following description of our capital stock does not purport to be complete and is subject to and qualified by our charter (the “Charter”), our Amended and Restated Bylaws (the “Bylaws”) and the provisions of applicable Maryland law. The Charter and Bylaws are filed as exhibits to our Annual Report on Form 10-K, of which this Exhibit is a part, and are incorporated by reference. As used herein, unless otherwise expressly stated or the context otherwise requires, the terms “NCR”, “we”, “our” and “us” refer to NCR Corporation.

Common Stock

Voting Rights

The holders of the Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. The holders of shares of Series A Preferred Stock are entitled to vote with the holders of the Common Stock as a single class on all matters submitted to a vote of the holders of Common Stock, with holders of Series A Preferred Stock voting on an as-converted basis, and certain matters will be voted on exclusively by the holders of Series A Preferred Stock as a separate class. The holders of the Common Stock do not have any conversion, redemption or preemptive rights to subscribe to any securities of NCR and generally do not have appraisal rights.

Election and Removal of Directors

The Charter and Bylaws provide that the number of our directors may be established only by our Board of Directors but may not be more than 20 or fewer than the minimum number permitted by the Maryland General Corporation Law (the “MGCL”), which is one. There will be no cumulative voting in the election of directors, and a director will be elected by a majority of all the votes cast at a duly called special or annual meeting of stockholders at which a quorum is present.

Except as may be provided by the terms of any class or series of preferred stock, any director may be removed for cause, by the affirmative vote of the holders of not less than 80% of the voting power of all shares of our stock entitled to vote generally in the election of directors.

Extraordinary Actions; Amendment to Charter and Bylaws

As permitted by Maryland law, the Charter provides that we may amend the Charter, consolidate, merge, convert into another form of entity, sell all or substantially all of our assets, engage in a statutory share exchange or dissolve if such action is approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In addition, our Bylaws may be altered or repealed and new Bylaws may be adopted by the affirmative vote of a majority of the total number of directors that we would have if there were no vacancies on the Board.

The Bylaws may also be amended by the affirmative vote of the holders of a majority of the voting power of all shares of our stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, the affirmative vote of 80% of the voting power of all shares of our stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the provisions of the Charter relating to (i) stockholder actions generally (Article V); (ii) our Board of Directors (Article VII); (iii) the rights of our stockholders to amend the Bylaws (Section 8.2); and (iv) the voting requirements relating to amendments to the Charter (Article IX). In addition, the affirmative vote of 80% of the voting power of all shares of our stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the provisions of our Bylaws relating to (i) the calling of special meetings of stockholders (Article I, Section 2); (ii) the advance notice procedures for stockholder proposals (Article I, Section 8); (iii) the opt-out from the Control Share Acquisition Act (Article I, Section 11); (iv) the general powers, tenure and number of directors (Article II, Sections 1, 2 and 3); and (v) the approval of amendments to the Bylaws (Article X).

Proxy Access

The Bylaws include provisions permitting, subject to certain eligibility, procedural and disclosure requirements, qualifying stockholders, or a qualifying group of no more than 20 stockholders, that have maintained continuous ownership of at least three percent of our outstanding shares of Common Stock for at least the three prior years to require us to include in our proxy materials for an annual meeting of stockholders a number of director nominees not to exceed the greater of two nominees or 25 percent of the number of directors up for election.

Business Combination Act and Control Share Acquisition Act

Certain provisions of the MGCL may have the effect of delaying, deferring or preventing a third party from making a proposal to acquire us or of implementing a change in control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of their shares of Common Stock, including:

•	“business combination” provisions that, subject to certain exceptions and limitations, prohibit certain business combinations between a Maryland corporation and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding shares of stock) or an affiliate of any interested stockholder for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations, unless, among other conditions, our common stockholders receive a minimum price, as defined in the MGCL, for their shares of stock and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares of stock; and
•	“control share” provisions providing that, subject to certain exceptions, holders of “control shares” (defined as voting shares that, when aggregated with all other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by our officers, or by our employees who are also directors of our company.
We have opted out of the business combination provisions of the MGCL and any business combination between us and any other person is exempt from the business combination provisions of the MGCL. In addition, pursuant to a provision in the Bylaws, we opted out of the control share provisions of the MGCL.

Subtitle 8 of the MGCL

The “unsolicited takeover” provisions of Title 3, Subtitle 8, of the MGCL permit our Board of Directors, without stockholder approval and regardless of what is provided in the Charter or the Bylaws, to implement certain takeover defenses, including adopting a classified board. Such takeover defenses may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for us or of delaying, deferring, or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-prevailing market price of their shares of Common Stock.

Special Meetings of Stockholders

Our Board of Directors, the chairman of our Board of Directors, our president or our chief executive officer may call a special meeting of our stockholders. In addition, the Bylaws provide that a special meeting of our stockholders to act on any matter that may properly be considered at a meeting of our stockholders must be called by our secretary upon the written request of stockholders entitled to cast 25 percent of all the votes entitled to be cast on such matter at the meeting and containing the information required by the Bylaws.

Advance Notice of Director Nominations and New Business Proposals

The Bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by any stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and who has complied with the advance notice procedures of the Bylaws.

The Bylaws provide that only the business specified in the notice of the meeting may be brought before a special meeting of our stockholders. Nominations of individuals for election as directors at a special meeting of stockholders at which directors are to be elected may be made only (1) by or at the direction of our Board of Directors or (2) if the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of provision of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures of the Bylaws.

A stockholder’s notice must contain certain information specified by the Bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

Dividend and Liquidation Rights

Subject to any preferential rights of any outstanding series of Preferred Stock created by the Board of Directors from time to time, including the Series A Preferred Stock, the holders of the Common Stock will be entitled to such dividends as may be authorized from time to time by the Board of Directors and declared by us from assets legally available therefor, and upon liquidation will be entitled to receive pro rata all assets of NCR available for distribution to such holders.

Other Matters

The Board of Directors may, without the consent of holders of the Common Stock, classify additional shares of stock as Series A Preferred Stock or create one or more new series of Preferred Stock. In any such event, the rights of the holders of the Common Stock will be subject to the preferential rights of the holders of Preferred Stock, including the Series A Preferred Stock.

Preferred Stock

Limitations on Rights of Holders of Common Stock

The Charter authorizes the Board of Directors to establish one or more classes or series of Preferred Stock and to determine, with respect to any class or series of Preferred Stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such class or series. We believe that the power of the Board of Directors to issue one or more classes or series of Preferred Stock provides us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of Preferred Stock or Common Stock, the Board of Directors may determine not to seek stockholder approval.

Anti-Takeover Protections

A decision by our Board of Directors to elect to be subject to the provisions of Subtitle 8, the supermajority vote required to remove directors and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change of control of our company. In addition, although the Board of Directors has no intention at the present time of doing so, it could issue an additional class or series of Preferred Stock that could, depending on the terms of such class or series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of NCR. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

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